Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 14th day of February 2022, by and among New Vista Acquisition Sponsor LLC, Dennis Muilenburg, Kirsten Bartok Touw, and Travis Nelson.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G  in respect of the Class A Ordinary Shares, par value $0.0001 per share, of New Vista Acquisition Corp, is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

New Vista Acquisition Sponsor LLC

By:	/s/ Dennis Muilenburg
	Name:	Dennis Muilenburg
	Title:	Managing Member

Dennis Muilenburg

By:	/s/ Dennis Muilenburg
	Name:	Dennis Muilenburg
	Title:	Chief Executive Officer

Kirsten Bartok Touw

By:	/s/ Kirsten Bartok Touw
	Name:	Kirsten Bartok Touw
	Title:	Chief Operating Officer

Travis Nelson

By:	/s/ Travis Nelson
	Name:	Travis Nelson
	Title:	Chief Financial Officer